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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

EDITOR'S CONTACT:
Frank Berry
QLogic Corporation
Phone: (949) 389-6499
frank.berry@qlogic.com

INVESTOR'S CONTACT:
Michael Roe
QLogic Corporation
Phone: (949) 389-6440
michael.roe@qlogic.com

               QLOGIC REPORTS PRELIMINARY FOURTH QUARTER EARNINGS
               PER SHARE FOR FISCAL 2004 IN LINE WITH PROJECTIONS;
                           REVENUE LOWER THAN EXPECTED

Aliso Viejo, Calif., March 30, 2004 - QLogic Corporation (Nasdaq:QLGC) announced today it expects non-GAAP earnings per share for its fiscal fourth quarter ended March 28, 2004 to be approximately $0.36 per share on a diluted basis, which is at the low end of the range previously projected during the Company's third quarter conference call on January 14th. This projected earnings per share amount differs from projected diluted earnings per share of approximately $0.34 on a GAAP basis, due to the effect of approximately $0.02 per share related to non-cash merger related stock compensation charges. The Company expects to report revenue for the fourth quarter of approximately $128 million, compared to the range of $138-$141 million previously projected in January 2004.

"Although we entered the fourth quarter expecting to continue the momentum generated by our revenue growth throughout the first three quarters of fiscal 2004, we experienced weaker than expected demand during the end of our fourth quarter. A majority of our revenue shortfall is related to a decline in expected orders from two original equipment manufacturer customers for host bus adapters at the end of the quarter. Despite the challenges encountered with our fourth quarter revenues, we expect that our overall gross margin percentage will be comparable to the prior quarter," said H.K. Desai, the Company's chairman, chief executive officer and president. "We continue to be confident about our future growth potential and the overall long-term health of our business."

QLogic will announce its final fourth quarter and year end financial and operating results on April 28, 2004. In addition, the Company will provide additional information and commentary during its regular
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quarterly conference call scheduled for April 28, 2004 at 2:30 p.m. Pacific Time
(5:30 p.m. Eastern Time). H.K. Desai, chairman, chief executive officer and president, and Frank Calderoni, senior vice president and chief financial officer, will conduct the call, which will be webcast live via the Internet at www.qlogic.com or via CCBN. Phone access is available at (913) 981-4901, passcode: 750734.

A replay of the conference call will be available via webcast at www.qlogic.com for twelve months. An audio replay will also be available through May 12, 2004 at (719) 457-0820, passcode: 750734.

NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP diluted earnings per share amount supplements the corresponding financial measurement computed in accordance with generally accepted accounting principles (GAAP) and excludes non-cash merger related stock compensation charges. The Company has provided this non-GAAP financial measure to assist investors to better understand the Company's core operating performance and to enhance comparisons of its core operating performance with historical periods and the operating performance of its competitors. Items excluded from non-GAAP financial measurements are also excluded by management in its evaluation of the core operating performance of the Company and in its evaluation of trends between fiscal periods. In addition, the Company prepares and maintains all budgets and forecasts of future periods on a basis consistent with this non-GAAP financial measurement. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

DISCLAIMER - FORWARD LOOKING STATEMENTS

This press release contains statements relating to future results of the Company (including certain beliefs and projections regarding business trends) that are "forward-looking statements" as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied in the forward-looking statements. The Company wishes to advise readers that these potential risks and uncertainties include, but are not limited to: the volatility of the Company's stock price; fluctuations in operating results; the dependence on the storage area network market; the ability to maintain and gain market or industry acceptance of the Company's products; the dependence on a limited number of customers and fluctuations or cancellations in orders from customers; the ability to compete effectively with other companies; a reduction in sales efforts by current distributors; the dependence on relationships with certain silicon chip suppliers and other subcontractors; the complexity of the Company's products; terrorist activities and resulting military actions; international, economic, regulatory, political and other risks; changes in semiconductor foundry capacity; the ability to maintain or expand upon strategic alliances; the strain on resources caused by rapid growth and expansion; the ability to attract and retain key personnel; and the ability to protect proprietary rights or to satisfactorily resolve any infringement claims.

More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

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